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                                                                    EXHIBIT 99.1


NEWS                                                                  [AIG LOGO]





Contact:  Charlene Hamrah (Investment Community)
          (212) 770-7074

          Joe Norton (News Media)
          (212) 770-3144


          AMERICAN INTERNATIONAL GROUP, INC. RECEIVES SEC NOTIFICATION

NEW YORK, October 4, 2004 - American International Group, Inc. (AIG) today announced that it has been informed by the Staff of the Securities and Exchange Commission (SEC) that the Staff is considering recommending that the SEC bring a civil action against AIG alleging violations of the federal securities laws with respect to three AIG press releases dated January 30, 2002, September 21, 2004 and September 29, 2004. The January 30, 2002 release (which had not previously been indicated to AIG by the SEC Staff as being of concern to the Staff) related to three transactions marketed by AIG Financial Products Corp. (AIGFP) and entered into between a subsidiary of AIGFP and PNC Financial Services Group, Inc. (PNC). The release stated that "AIG has not entered into any other transactions using this structure." The Staff stated that in its view the quoted statement was misleading because AIGFP had entered into five other transactions (referred to as GAITS transactions) with two other counterparties. The issue raised by this view is whether and how the GAITS transactions differed from the PNC transactions. Unlike the PNC transactions, none of the GAITS transactions had the primary purpose of moving troubled, volatile or underperforming assets off the balance sheet of the counterparty. However, AIG understands that the Staff's view is that, like the PNC transactions, the GAITS transactions failed to qualify for nonconsolidation by the counterparty because the fees paid to AIGFP as part of the transactions should have been netted against AIGFP's equity contribution to the special purpose entities utilized in the transactions.

         The Staff stated that it views the September 21, 2004 release as a continuation of the problem that it perceives with the January 30, 2002 release and that therefore in its view the release was false and misleading in that by identifying only the PNC transactions it provided a false impression. AIG's September 21, 2004 release stated that the SEC's Wells Notice "involves certain transactions marketed by AIGFP prior to 2003, INCLUDING three transactions entered into by a subsidiary of AIGFP with PNC between June 2001 and November 2001" (emphasis added). The Staff also stated its view that the GAITS counterparties should have been named. The counterparties to the five GAITS transactions were two insurance groups. The Staff also expressed its view that the September 29, 2004 release did not present a fair picture of the scope of the Department of Justice's target notification and thereby continued the allegedly misleading disclosure that had begun in 2002.

         AIG has also been advised by the Department of Justice that, in its view, AIG's September 29, 2004 press release may be misleading. The Department stated that its target notification described the scope of its investigation as covering possible violations of the securities laws involving, among other matters, AIGFP's role in the sale and promotion of securities designed to achieve an accounting result which did not conform to GAAP. In addressing the scope of its investigation, the Department confirmed that the investigation covers both the GAITS structure and the PNC transaction structure (referred to as C-GAITS) and the alleged failure of AIGFP to "timely unwind" the GAITS transactions, as well as alleged misleading marketing of C-GAITS products to various entities with which transactions were not consummated. The marketing of GAITS and C-GAITS products ceased prior to 2003 and the five GAITS transactions were all either unwound or restructured during 2003.

        AIG believes that any contention that the three press releases are or may be false or misleading is without merit and that any action by the SEC would be unwarranted.

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         American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                      # # #

                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270